DICK SIMON AND JERRY MOYES
                     COMPLETE SALE OF SIMON CLASS B SHARES

Salt Lake City, Utah, (PR Newswire) September 19, 2000 -- Simon Transportation Services Inc. (NASDAQ Symbol:SIMN) announced today that Jerry Moyes, through the Moyes Children's Limited Partnership, completed the purchase from Richard D. Simon of all 913,751 of Mr. Simon's shares of Simon Transportation Class B Common Stock at a price of $9.00 per share. Information concerning the transaction and related matters, including changes in the composition of Simon Transportation's Board of Directors, is set forth in an information statement distributed to Simon Transportation shareholders and filed with the Securities and Exchange Commission.

         In connection with the purchase, Mr. Simon resigned as Chairman of the Board and Chief Executive Officer of Simon Transportation, and Mr. Moyes was elected as the new Chairman of the Board. Jon Isaacson, formerly the Vice President of East Coast Operations of Swift Transportation, was appointed to serve as Simon's Chief Executive Officer and Chief Operating Officer. Mr. Simon and Kelle A. Simon, Simon's President, will continue to serve as directors. Other senior executive officers of Simon will continue to serve in their existing capacities.

         Simon Transportation also announced that all current Simon Transportation directors other than Richard D. Simon and Kelle A. Simon resigned as directors of the Company. At a meeting of the Company's Board of Directors held on September 19, 2000, the Board voted to reduce the number of directors to seven and appointed Lou Edwards, Gordon K. Holladay, Earl H. Scudder and Messrs. Moyes and Isaacson to fill the vacancies resulting from the foregoing resignations.

         Simon Transportation is a truckload carrier providing nationwide, predominantly temperature-controlled transportation services for major shippers in the food industry. The Company's Class A Common Stock trades on the Nasdaq National Market under the symbol "SIMN".

                         For additional information contact:
                       Alban B. Lang, Chief Financial Officer
                                   (801) 924-7000